SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐        Preliminary Proxy Statement

☐         Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐        Definitive Proxy Statement

☒        Definitive Additional Materials

☐        Soliciting Material Under Rule 14a-12

Cohen & Steers Select Utility Fund, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COHEN & STEERS SELECT UTILITY FUND, INC.

280 Park Avenue, New York, New York 10017

March 6, 2008

Dear Stockholder:

The fund’s annual stockholders’ meeting on April 1, 2008 is approaching and we urge you to immediately vote the enclosed White Proxy Card to re-elect your Board of Directors.

Your Directors are independent, highly qualified and very experienced in overseeing closed-end funds. They have a proven track record of protecting the long-term interests of all stockholders. Under their direction the fund has an outstanding performance record and history of distribution increases.

You may receive another proxy card from a hedge fund speculator named Arthur Lipson and his Western Investment funds seeking board seats. Do NOT vote their proxy as we believe their interests are entirely self-motivated and inconsistent with yours.

We ask you to support your Board of Directors. Your Board vigorously opposes the Lipson/Western Investment nominees. Vote the White Proxy Card to ensure that your fund stays the course. Your Board urges you not to sign and return the gold proxy card sent to you by Lipson/Western Investment, an interconnected group of hedge funds that speculate in shares of closed-end funds.

Why you should vote for your Board:

✓	Your fund has had outstanding performance. It has out-performed the S&P 1500 Utilities Index and the S&P 500 Index for the one- and three year periods ended December 31, 2007.

✓

Your Board has increased the fund’s distribution level five times since the fund was launched in March 2004, demonstrating your Board’s commitment to achieving the fund’s investment objective and long-term interests of all stockholders.

✓	Lipson is a hedge fund speculator looking for a quick profit. Lipson’s strategies are not in your long-term interests. Lipson’s strategies are not designed to enhance long-term performance.

YOUR FUND’S STRONG PERFORMANCE

Your fund has out-performed its benchmarks over the one- and three-year periods.1 Your Board is focused on sustainable and long-term performance and is proud of the fund’s strong track record, which benefits ALL stockholders.

1 Total returns as of December 31, 2007, based on market price. The performance data quoted represent past performance. Past performance is no guarantee of future results. The investment return will vary and the principal value of an investment will fluctuate and shares may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. During certain of the periods presented, the advisor has waived fees. Absent such waivers, returns would have been lower. Since inception 3/30/2004.

	1 YEAR	3 YEARS	SINCE INCEPTION
Cohen & Steers Select Utility Fund	25.34%	20.62%	17.02%
S&P 1500 Utilities Index	16.46%	17.68%	18.90%
S&P 500 Index	5.49%	8.63%	9.32%

We believe that Lipson’s nominees, if elected, would detract from your Board’s focus on sustainable and long-term performance because they will seek to implement proposals to allow Lipson and his hedge funds to sell their shares back to the fund to turn a quick profit as part of Lipson’s arbitrage strategy.

Your Board has taken responsible steps to improve the fund’s share price performance relative to the fund’s net asset value (NAV).

While proud of the fund’s strong performance, your Board is mindful of the discount between the fund’s share price and the fund’s NAV. Although closed-end funds often trade at a discount to NAV, your Board has taken responsible steps intended to narrow the discount while protecting the interests of all stockholders.

✓	Your Board has increased the fund’s distribution level three times in the past 12 months and a total of five times since the fund was launched in March 2004.

✓	The distribution level has increased 80% in the past 12 months and 118% since inception.

✓	The annual distribution level is now equal to $2.22 per share (an 8.9% annualized rate)[2].

We believe that these steps have contributed to the significant decrease in the discount over the past six months. Although your Board has and will continue to consider implementing other strategies to further increase the fund’s share price and reduce the discount, it will only implement such strategies if it believes the long-term benefits to the fund and all of its stockholders outweigh the costs. Can Lipson’s nominees say the same, or would they only consider the short-term interests of Lipson and his hedge funds?

YOUR BOARD IS PROTECTING THE FUND FOR YOUR LONG-TERM INTERESTS

Lipson’s interests are not aligned with the interests of long-term stockholders.

✓

In a telephone meeting on December 19, 2007, Lipson told us “I’m not interested in long-term solutions; the long-term is the Directors’ problem” – making it perfectly clear that Lipson doesn’t care about any stockholder but himself and his hedge funds. During the call he repeatedly urged us to commence a significant share buyback and was dismissive of the fund’s outstanding performance and history of distribution increases and the potential damaging consequences of reducing the fund’s assets.

2 Based on the annualized current monthly distribution rate divided by the closing price on the New York Stock Exchange of $25.07 per share on February 25, 2008.

✓

Lipson is a hedge fund speculator looking for a quick profit. He has recently purchased a substantial number of shares of the fund below NAV and is trying to coerce your Board into pursuing aggressive strategies focused on enabling his hedge funds to sell their shares back to the fund at a profit, regardless of that strategy’s adverse effects on the fund’s remaining stockholders or its long-term efficacy in narrowing the discount.

Lipson’s strategies are not in your long-term interest. Lipson’s strategies are not designed to enhance long-term performance.

Although share buybacks of the type favored by Lipson can sometimes temporarily narrow a fund’s discount to NAV, these strategies often can cause other problems for the fund and its long-term stockholders (such as increasing expenses and hurting long-term performance) and we believe are ineffective in narrowing the discount over the long-term.

YOUR DIRECTORS ARE INDEPENDENT AND SUPERIOR TO LIPSON’S NOMINEES

Your Directors up for re-election at the annual meeting are independent and all have extensive experience with closed-end funds.

✓

None of Lipson’s nominees, other than Lipson himself (who has served on the board of one closed-end fund for less than one year), has experience as a director of a closed-end fund or another public company.

✓

Seven of nine of your Directors (all but the two founders) are independent – and all three of your Directors up for election are independent. Your independent Directors were elected by stockholders and don’t receive any fees from Cohen & Steers, the fund’s advisor; your Directors are paid directly by the funds for which they serve as Directors. Cohen & Steers doesn’t have any say in the Board’s compensation. Your Board hired Cohen & Steers, not the other way around.

✓

What Lipson describes as stockholder unfriendly actions are common corporate governance enhancements intended to allow the Board to focus on the interests of ALL stockholders, not just the interests of short-term speculators like Lipson.

In addition, Lipson’s nominees would not be looking out for the interests of all stockholders. In fact, one of Lipson’s nominees is an employee of Lipson.

Don’t cast your vote for nominees who are loyal to a short-term speculator and not the fund.

IF YOU VALUE STRONG PERFORMANCE AND A LONG-TERM APPROACH INTENDED TO BENEFIT ALL STOCKHOLDERS – VOTE THE WHITE PROXY CARD!

Your Board strongly urges you not to sign any gold proxy card you may receive from Lipson or his Western Investment hedge funds. Instead, your Board urges you to sign and date the White Proxy Card enclosed with this letter and return it in the envelope provided.

✓

Even if you have previously signed a Lipson/Western Investment proxy card, you should sign, date and return the enclosed White Proxy Card. You have the right to change your vote and only the latest dated proxy counts.

✓

If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed White Proxy Card.

✓

Please do not send back any gold proxy card you receive, even to vote against the Lipson/Western Investment nominees. Doing so will cancel any prior vote you cast for your Board. Please return only the White Proxy Card.

If you have any questions about this matter, please call our proxy solicitation firm: The Altman Group, toll free at (800) 290-1473.

Thank you for your time and attention.

Sincerely,

Martin Cohen Co-Chairman	Robert H. Steers Co-Chairman

If you have questions or need assistance voting your shares, please call:

The Altman Group

1200 Wall Street West, 3rd Floor Lyndhurst, NJ 07071

(800) 290-1473 (TOLL FREE)

Additional Information

On February 15, 2008, your fund filed with the Securities and Exchange Commission (SEC) and began mailing to stockholders a notice of annual meeting and a definitive proxy statement, together with a White Proxy Card that can be used to elect your director nominees and to vote upon all the proposals expected to be presented at the annual meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE 2008 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement, including the White Proxy Card, and other documents filed by the fund with the SEC when they become available, by contacting the fund at Cohen & Steers Capital Management Inc., c/o Marketing, 280 Park Avenue, New York, NY 10017, or by telephone toll-free at (800) 330-7348. Copies of the proxy materials may also be requested by contacting our proxy solicitor, The Altman Group, toll-free at (800) 290-1473. In addition, documents filed with the SEC by the fund are available free of charge at the SEC’s website at http://www.sec.gov. Your fund and its directors and executive officers may be deemed to be participants in the solicitation of the fund’s stockholders in connection with its 2008 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.